UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


  Date of Report                                                July 26, 2005
 (Date of earliest event reported)                              July 21, 2005

                           Iowa First Bancshares Corp.
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             (Exact name of Registrant as specified in its charter)

                                      Iowa
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                 (State or other jurisdiction of incorporation)

       2-89283                                           42-1211285
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(Commission File Number)                (I.R.S. Employer Identification Number)


 300 East Second Street, Muscatine, Iowa                   52761
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(Address of principal executive offices)                 (Zip Code)

                                 (563) 263-4221
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              (Registrant's telephone number, including area code)

                                 Not Applicable
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          (Former name or former address, if changed since last report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

     [ ] Written  communications  pursuant to Rule 425 under the  Securities Act
         (17 CFR 230.425)

     [ ] Soliciting  material pursuant to Rule 14a-12 under the Exchange Act (17
         CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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Item 1.01.  Entry into a Material Definitive Agreement

     On July 1, 2005, Iowa First Bancshares Corp. (the "Company"), entered into an employment agreement with Patrick N. Hurley to serve as President and CEO of First National Bank in Fairfield, a wholly-owned subsidiary of the Company. The agreement provides for an initial term of two years, to be automatically renewed for consecutive two-year periods, unless either party provides ninety days' written notice of non-renewal.

     The agreement provides for an annual base salary of $120,000, which may be maintained or increased in accordance with the Company's performance review policies and procedures that apply to similarly situated employees. Under the agreement, the Company is obligated to furnish Mr. Hurley with the Company's customary perquisites, and Mr. Hurley is eligible to participate in all of the Company's benefit plans. The Company is also obligated to provide coverage to Mr. Hurley under any directors' and officers' liability insurance and/or indemnification plans maintained or adopted by the Company.

     If Mr. Hurley's employment is terminated without cause, as defined in the agreement, the Company will be obligated, for a period of twelve months, to pay Mr. Hurley an amount equal to his annual base salary, along with reimbursement for a portion of the premiums paid by Mr. Hurley for COBRA continuation of group medical insurance benefits so that such costs remain on the same "cost sharing" basis provided for on the date of termination of Mr. Hurley's employment. The Company will also provide Mr. Hurley with a pro rata portion of his award under the Company's incentive plan based on the annual average he received for the past three years, along with any accrued vacation pay. If Mr. Hurley voluntarily resigns, or is terminated for cause, the Company shall have no obligations under the agreement.

     If Mr. Hurley is constructively discharged by the Company, as defined in the agreement, he has the right to terminate his employment within 60 days of such constructive discharge by giving written notice to the Company. If Mr. Hurley was constructively discharged and elected to terminate his employment, he would be entitled to the same payments and benefits that he would have received if he was terminated by the Company without cause.

     The agreement contains a covenant requiring that Mr. Hurley keep confidential, certain information about the Company during and after the termination of his employment. In addition, the agreement includes a covenant limiting Mr. Hurley's ability, during his employment and for two years following the termination of his employment, to compete with the Company and any of its subsidiaries or affiliates within a fifty-mile radius of any place of business of the Company or any of its subsidiaries or affiliates. The covenant not to compete does not apply if Mr. Hurley elects to terminate his employment because he was constructively discharged by the Company.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

     Effective on July 1, 2005, Stephen R. Cracker resigned from his position as a director of the Company and as President and CEO of First National Bank in Fairfield, a wholly owned subsidiary of the Company. Mr. Cracker remains employed as Executive Vice President of First National Bank in Fairfield.

     On July 21, 2005, the board of directors of the Company appointed Mr. Hurley to the vacant seat on the board of directors, which will expire in April of 2007. As discussed in Item 1.01 of this Form 8-K, on July 1, 2005, the Company also entered into an Employment Agreement with Mr. Hurley to serve as President and CEO of First National Bank in Fairfield.

     Mr. Hurley has most recently served as President and Senior Lender of U.S. Bank, located in Maquoketa, Iowa. He was previously a Vice President, Commercial Lending for Union Planters Bank of Kentucky, National Association, Paducah, Kentucky and the Vice President and Chief Lending Officer for First Bank and Trust Company, Princeton, Kentucky. Mr. Hurley has over 30 years experience working with financial institutions.

     The terms of Mr. Hurley's employment described in Item 1.01 above, are herein incorporated by reference.


Item 9.01. Financial Statements and Exhibits

      (c)   Exhibits.
            --------

            10.1 Employment Agreement by and between Iowa First Bancshares Corp. and Patrick N. Hurley, executed on July 1, 2005, filed pursuant to
            Item 1.01 of this Form 8-K.






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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           IOWA FIRST BANCSHARES CORP.



Dated:  July 26, 2005                 By:  /s/ Kim K. Bartling
                                           ------------------------------------
                                           Kim K. Bartling
                                           Executive Vice President,
                                           Chief Operating Officer and Treasurer